                         MASSACHUSETTS ELECTRIC COMPANY
                                 Balance Sheet
                                At June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)

                                     ASSETS              Actual     Adjustments     Pro Forma
                                     ------            ----------   -----------     ----------
Utility plant, at original cost                        $1,536,422                   $1,536,422
  Less accumulated provisions for depreciation            446,458                      446,458
                                                       ----------     --------      ----------
                                                        1,089,964                    1,089,964
Construction work in progress                              17,608                       17,608
                                                       ----------     --------      ----------
    Net utility plant                                   1,107,572                    1,107,572
                                                       ----------     --------      ----------
Current assets:
  Cash                                                      1,163                        1,163
  Accounts receivable:
    From sales of electric energy                         145,463                      145,463
    Other (including $2,323,000 from affiliates)            3,076                        3,076
      Less reserves for doubtful accounts                  14,539                       14,539
                                                       ----------     --------      ----------
                                                          134,000                      134,000
  Unbilled revenues                                        46,284                       46,284
  Materials and supplies, at average cost                   9,031                        9,031
  Prepaid and other current assets                         26,471                       26,471
                                                       ----------     --------      ----------
      Total current assets                                216,949                      216,949
                                                       ----------     --------      ----------
Deferred charges and other assets                          51,047                       51,047
                                                       ----------     --------      ----------
                                                       $1,375,568                   $1,375,568
                                                       ==========     ========      ==========

                         CAPITALIZATION AND LIABILITIES
                         ------------------------------

Capitalization:
  Common stock, par value $25 per share, authorized
    and outstanding 2,398,111 shares                   $   59,953                   $   59,953
  Premiums on capital stocks                               45,862     $    105          45,967
  Other paid-in capital                                   155,310                      155,310
  Retained earnings                                       171,581       (4,088)        167,493
                                                       ----------     --------      ----------
      Total common equity                                 432,706       (3,983)        428,723
  Cumulative preferred stock                               50,000      (50,000)             --
  Long-term debt                                          333,415                      333,415
                                                       ----------     --------      ----------
      Total capitalization                                816,121      (53,983)        762,138
                                                       ----------     --------      ----------
Current liabilities:
  Long-term debt due in one year                           25,000                       25,000
  Short-term debt (including $5,700,000 to affiliates)     30,125       53,983          84,108
  Accounts payable (including $164,905,000
    to affiliates)                                        174,802                      174,802
  Accrued liabilities:
    Taxes                                                   5,323                        5,323
    Interest                                                9,154                        9,154
    Other accrued expenses                                 75,004                       75,004
  Customer deposits                                         4,413                        4,413
  Dividends payable                                         5,575                        5,575
                                                       ----------     --------      ----------
      Total current liabilities                           329,396       53,983         383,379
                                                       ----------     --------      ----------
Deferred federal and state income taxes                   170,592                      170,592
Unamortized investment tax credits                         16,015                       16,015
Other reserves and deferred credits                        43,444                       43,444
                                                       ----------     --------      ----------
                                                       $1,375,568     $      0      $1,375,568
                                                       ==========     ========      ==========
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                         MASSACHUSETTS ELECTRIC COMPANY

     The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Balance Sheet at June 30, 1997 are as follows:

Debit - Preferred Stock                                $50,000,000

Credit - Discount on Capital Stock                        $104,650

Debit - Retained Earnings                               $4,088,150

Credit - Short-Term Debt                               $53,983,500

     To reflect the proposed issue of $53,983,500 of short-term debt, the proceeds of which are to be used for the retirement of $50,000,000 of preferred stock, net of outstanding discount on capital stock and net loss on retirement.